Exhibit 5.1



                              Robert M. Kern, Esq.
                               23676 Blythe Street
                          West Hills, California 91304
                             (818) 592-0860 (Phone)
--------------------------------------------------------------------------------

                                October 11, 2001



Gump & Company, Inc.
192 Searidge Court
Shell Beach, California 93449

         Re:      Registration Statement on Form SB-2 of Gump & Company, Inc.

Gentlemen:

         We are acting as counsel for Gump & Company, Inc., a Delaware corporation (the "Company" or "Gump"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the offer and sale of up to 1,000,000 shares of the Company's common stock, par value $0.01 per share (the "Shares") by Mark A. DiSalvo, the selling stockholder. Amendment No. 2 to the Registration Statement on Form SB-2 covering the offer and sale of the Shares (the "Registration Statement") is expected to be filed with the Securities and Exchange Commission on or about the date hereof.

         In reaching the conclusions expressed in this opinion, we have examined and relied upon the originals or certified copies of the Company's Certificate of Incorporation as filed on September 28, 1988 with the Delaware Office of the Secretary of State, Certificate of Amendment as filed on October 1, 1993 with the Delaware Office of the Secretary of State, Certificate of Change of Registered Agent as filed on February 14, 1995 with the Delaware Office of the Secretary of State, Certificate of Amendment as filed on August 29, 1997 with the Delaware Office of the Secretary of State, a Certificate dated September 6, 2001 from the Delaware Office of the Secretary of State certifying that the Company's Certificate of Incorporation and amendments thereto are on file with the Office of the Secretary of State and the filing date of such certificates. We have also examined the Bylaws of the Company, the Selling Stockholder Agreement dated September 5, 2001 between the Company and Mark A. DiSalvo and minutes of the Company's director and shareholder meetings. In making the foregoing examinations, we have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us.

         Based solely upon the foregoing and limited in all respects to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, it is our opinion that the Shares issued to and owned by Mark A. DiSalvo which are being offered for sale by Mark A. DiSalvo under the Registration Statement have been duly authorized, validly issued, fully paid and are nonassessable.





EXHIBIT 5.1 - Page 1

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm therein under the caption `Legal Opinions."

                                                     Very truly yours,

                                                     /s/ Robert M. Kern

                                                     Robert M. Kern





EXHIBIT 5.1 - Page 2